EXHIBIT 10.1

EXECUTION COPY

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U.S. $150,000,000

CREDIT AGREEMENT

Dated as of June 21, 2007

Among

THE HANOVER INSURANCE GROUP, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

DEUTSCHE BANK SECURITIES INC.

as Sole Arranger and Bookrunner

BANK OF AMERICA, N.A.

as Syndication Agent

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.

and

SOVEREIGN BANK

as Co-Documentation Agents

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent

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T A B L E O F C O N T E N T S

                                                                                                                                                                         Page

ARTICLE 1 DEFINITIONS AND ACCOUNTING TERMS	1
SECTION 1.01. Certain Defined Terms.	1
SECTION 1.02. Terms Generally.	13
SECTION 1.03. Captions.	13
SECTION 1.04. Accounting Terms; GAAP.	13
ARTICLE 2 AMOUNTS AND TERMS OF THE LOANS	14
SECTION 2.01. The Loans.	14
SECTION 2.02. Making the Loans.	14
SECTION 2.03. Certain Fees.	15
SECTION 2.04. Reduction, Extensions and Increase of the Commitments.	16
SECTION 2.05. Repayment.	18
SECTION 2.06. Interest.	18
SECTION 2.07. Interest Rate Determinations; Changes in Rating Systems.	19
SECTION 2.08. Voluntary Conversion and Continuation of Loans.	20
SECTION 2.09. Prepayments of Loans.	20
SECTION 2.10. Increased Costs.	20
SECTION 2.11. Illegality.	21
SECTION 2.12. Payments and Computations.	21
SECTION 2.13. Taxes.	22
SECTION 2.14. Set-Off; Sharing of Payments, Etc.	23
SECTION 2.15. Right to Replace a Lender.	24
SECTION 2.16. Evidence of Debt.	24
SECTION 2.17. Notes.	25
ARTICLE 3 CONDITIONS OF LENDING	25
SECTION 3.01. Conditions Precedent to Closing.	25
SECTION 3.02. Conditions Precedent to Each Borrowing.	26
ARTICLE 4 REPRESENTATIONS AND WARRANTIES	27
SECTION 4.01. Representations and Warranties.	27
ARTICLE 5 COVENANTS OF THE BORROWER	29
SECTION 5.01. Affirmative Covenants.	29
SECTION 5.02. Financial Covenants.	32
SECTION 5.03. Negative Covenants.	32
ARTICLE 6 EVENTS OF DEFAULT	34
SECTION 6.01. Events of Default.	34
ARTICLE 7 THE ADMINISTRATIVE AGENT	35
SECTION 7.01. Authorization and Action.	35
SECTION 7.02. Administrative Agent's Reliance, Etc.	35
SECTION 7.03. DBAG NY and Affiliates.	36
SECTION 7.04. Lender Credit Decision.	36
SECTION 7.05. Indemnification.	36
SECTION 7.06. Successor Administrative Agent.	36

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SECTION 7.07. Arranger, Etc.	37
ARTICLE 8 MISCELLANEOUS	37
SECTION 8.01. Amendments, Etc.	37
SECTION 8.02. Notices, Etc.	37
SECTION 8.03. No Waiver; Remedies.	38
SECTION 8.04. Costs, Expenses and Indemnification.	38
SECTION 8.05. Binding Effect.	39
SECTION 8.06. Assignments and Participations.	39
SECTION 8.07. Governing Law; Submission to Jurisdiction.	41
SECTION 8.09. Execution in Counterparts.	41
SECTION 8.10. Survival.	42
SECTION 8.11. Waiver of Jury Trial.	42
SECTION 8.12. Confidentiality.	42
SECTION 8.13. No Fiduciary Relationship.	42
SECTION 8.14. USA PATRIOT Act.	43

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ANNEX

Annex I	- Pricing Grid

SCHEDULES

Schedule I	- Lenders and Commitments
Schedule II	- Existing Debt; Existing Liens
Schedule III	- Subsidiaries

EXHIBITS

Exhibit A	- Form of Notice of Borrowing
Exhibit B-1	- Form of Assignment and Acceptance
Exhibit B-2	- Form of Assumption Agreement
Exhibit C-1	- Form of Opinion of Special New York Counsel to the Borrower
Exhibit C-2	- Form of Opinion of General Counsel to the Borrower
Exhibit D	- Form of Opinion of Special New York Counsel
to the Administrative Agent

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CREDIT AGREEMENT (this “Agreement”) dated as of June 21, 2007 among THE HANOVER INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereof, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding (as the same may be increased as hereinafter provided) for the general corporate purposes of the Borrower and its subsidiaries, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“ABR” means a fluctuating interest rate which shall at any time be equal to the higher of:

(a)	the Prime Rate; and
(b)	1/2 of 1% per annum above the Federal Funds Rate.

“ABR Loan” means, at any time, a Loan which bears interest at rates based upon the ABR.

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) Control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquires Control of a more than 50% ownership interest in any such Person.

“Additional Commitment Lender” has the meaning specified in Section 2.04(b)(iv).

“Additional Lender” has the meaning specified in Section 2.04(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Person” has the meaning specified in Section 2.15.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Applicable Commitment Fee Rate” means, for any combination of Rating Level Period and Leverage Ratio, the rate set forth in the Pricing Grid opposite the reference therein to such Rating Level Period and under the reference therein to such Leverage Ratio.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Loan.

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“Applicable Margin” means:

(a)	for any ABR Loan, 0.000% per annum; and

(b)       for any Eurodollar Loan, for any combination of Rating Level Period and Leverage Ratio, the rate set forth in the Pricing Grid opposite the reference therein to such Rating Level Period and under the reference therein to such Leverage Ratio.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Deutsche Bank Securities Inc. as the sole arranger and bookrunner in connection herewith.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B-1.

“Assumption Agreement” means an assumption agreement entered into by the Borrower and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit B-2.

“Borrowing” means a borrowing consisting of Loans of the same Type made by the Lenders at the same time pursuant to Section 2.01.

“Business Day” means a day on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank market.

“Change in Control” means any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to said Act), directly or indirectly, of more than 35% of the Voting Shares of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board and (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“CIC” means Citizens Insurance Company of America, a property and casualty insurance company organized under the laws of Michigan as a corporation.

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“Closing Date” means the date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, to make Loans to the Borrower up to the amount specified in Section 2.01.

“Commitment Fee” has the meaning specified in Section 2.03(a).

“Commitment Termination Date” means June 21, 2010, as the same may be extended pursuant to Section 2.04(b); provided that if any such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Consent Date” has the meaning specified in Section 2.04(b)(ii).

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Loans from one Interest Period to the next Interest Period pursuant to Section 2.08(b).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” has a correlative meaning.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07 or Section 2.08(a).

“DBAG” means Deutsche Bank AG.

“DBAG NY” means the New York Branch of DBAG.

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and not overdue by more than 90 days), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) Debt of others secured by a Lien on the Property of such Person, whether or not the Debt so secured has been assumed by such Person, (f) obligations of such Person under Guaranties in respect of Debt of others and (g) obligations of such Person in respect of Hybrid Securities.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Dollars” and “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or

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in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries after the Closing Date of Equity Interests, other than (a) any such issuance or sale by a Subsidiary of the Borrower to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, (b) any capital contribution by the Borrower or a Wholly-Owned Subsidiary of the Borrower to any Subsidiary of the Borrower or (c) stocks, warrants, options or other rights to obtain Equity Interests issued to directors, officers, consultants and other employees of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such

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Lender or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Loan” means, at any time, a Loan which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Loan, an interest rate per annum equal to the rate per annum for deposits in Dollars having a maturity closest to such Interest Period which appears on Reuters Page LIBOR01 as of approximately 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period; provided, that, if such rate does not appear on Reuters Page LIBOR01, the Eurodollar Rate for such Interest Period will be the arithmetic mean of quotations obtained by the Administrative Agent from the Reference Banks for the rates at which deposits in Dollars having a maturity closest to such Interest Period are offered by the principal London office of each Reference Bank as of approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to prime banks in the London interbank market in a principal amount of $5,000,000.

“Eurodollar Rate Reserve Percentage” of any Lender means, for any Interest Period for any Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comparable to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Representation” means the representation and warranty set forth in clause (iv) of Section 4.01(a).

“Existing Commitment Termination Date” has the meaning specified in Section 2.04(b)(i).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated April 23, 2007 between the Borrower and the Administrative Agent and the Arranger relating to the loan facility provided herein.

“Financial Debt” means Debt of the kinds set forth in clauses (a), (b), (d) or (g) of the definition of Debt, or of the kinds set forth in clauses (e) or (f) thereof to the extent relating to Financial Debt.

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“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt; provided that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.

“HIC” means The Hanover Insurance Company, a property and casualty insurance company organized under the laws of New Hampshire as a corporation.

“Hostile Acquisition” means any contemplated Acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Acquisition prior to the first public announcement or disclosure relating to such Acquisition.

“Hybrid Securities” means securities (i) that afford equity benefit to the issuer thereof (under the procedures and guidelines of Standard & Poor’s) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Commitment Termination Date.

“Hybrid Securities Amount” means, at any time and for any issuance of Hybrid Securities, the aggregate outstanding face amount of such Hybrid Securities at such time.

“Increased Commitment Date” has the meaning specified in Section 2.04(c).

“Insurance Regulatory Authority” means, for the Borrower or any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which the Borrower or such Insurance Subsidiary is domiciled.

“Insurance Subsidiary” means a Subsidiary of the Borrower that is licensed to do a life insurance business and/or a property and casualty insurance business.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on the date such Eurodollar Loan is made or Continued, or Converted from an ABR Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three, six, or with the consent of all of the Lenders, nine or twelve months, as the Borrower may, upon notice received by the

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Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i)        the Borrower may not select any Interest Period that ends after the Commitment Termination Date then in effect;

(ii)       each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii)      whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lenders” means the Lenders listed on the signature pages hereof and each Person that shall become a party hereto as a “Lender” pursuant to Sections 2.04 or 8.06.

“Leverage Ratio” means, at any time, the ratio of (i) Modified Total Debt to (ii) Total Capitalization.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan” has the meaning set forth in Section 2.01.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Majority Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans or, if no Loans are outstanding, Lenders having more than 50% of the aggregate amount of the Commitments as most recently in effect.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or effect on (i) the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement, or (iii) the legality, validity or enforceability of this Agreement.

“Material Subsidiary” means any Subsidiary of the Borrower the book value of whose assets constitutes 3% or more of the book value (determined on a Consolidated basis) of the total assets of the Borrower and its Subsidiaries.

“Modified Total Debt” means, at any time, the sum of the following:

(a) Total Debt plus

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(b) the amount (if any) by which the aggregate outstanding amount of all Hybrid Securities that is attributed to Net Worth pursuant to clause (c) of the definition of “Net Worth” exceeds 15% of Total Capitalization.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit-enhanced, long-term debt obligations then outstanding most recently announced by Moody’s.

“Multiemployer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates has or would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing substantially similar advisory, coordination or other like functions among insurance departments, insurance commissions and similar governmental authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such governmental authorities.

“Net Proceeds” means, with respect to any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Net Worth” means, at any time, the sum of the following for the Borrower and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP):

(a)	the amount of capital stock, plus

(b)       the amount of retained earnings and accumulated other comprehensive income (or, in the case of a earnings deficit, minus the amount of such deficit), plus

(c)        solely for purposes of determining “Total Capitalization”, an amount equal to (X) (i) 0.50 multiplied by (ii) the Standard & Poor’s Equity Percentage of the Qualifying Trust Preferred Securities Amount plus (Y) the amount obtained by summing the products obtained by multiplying the Hybrid Securities Amount for each issuance of Hybrid Securities (other than the Qualifying Trust Preferred Securities) by the Standard & Poor’s Equity Percentage for such Hybrid Securities.

“Non-Consenting Lender” has the meaning specified in Section 2.04(b).

“Note” has the meaning specified in Section 2.17.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Participant” has the meaning specified in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

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“Permitted Liens” means any of the following Liens:

(a)        Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent not resulting in an Event of Default under Section 6.01(g) hereof;

(c)        pledges or deposits made (i) in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions, other social security legislation and other statutory obligations and in each case in compliance therewith, (ii) to secure in the ordinary course of business the performance of bids, tenders, contracts or leases, (iii) to secure surety or appeal bonds in the ordinary course of business, (iv) to secure indemnity, performance or other similar bonds in the ordinary course of business, or (v) in connection with contested amounts in the ordinary course of business;

(d)       encumbrances in the nature of (i) easements, (ii) rights-of-way, (iii) zoning restrictions, (iv) licenses, (v) restrictions on the use of property or minor imperfections in title thereto, (vi) landlords’ and lessors’ Liens on rented premises, and (vii) restrictions on transfers or assignment of leases, which in each case do not secure monetary obligations and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e)        Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Borrower or any Insurance Subsidiary in the ordinary course of business;

(f)	deposits with Insurance Regulatory Authorities;
(g)	Liens granted in connection with Securitization Transactions;

(h)       Liens on Property of any corporation that becomes a Subsidiary of the Borrower after the date hereof, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created in anticipation thereof;

(i)        Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property, provided that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon;

(j)        Liens on securities or financial instruments arising out of repurchase agreements with respect to securities and financial instruments entered into in the ordinary course of business and on ordinary business terms;

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(k)       the sale of delinquent accounts receivable for collection in the ordinary course of business; and

(l)        Liens in existence on the date hereof and set forth in Schedule II (and renewals and replacements thereof if the amount secured thereby is not increased).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA or a Multiemployer Plan.

“Pricing Grid” means the information set forth in Annex I.

“Prime Rate” means the per annum rate of interest established from time to time by DBAG NY at its principal office in New York, New York as its prime lending rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by DBAG NY. The prime lending rate is a reference rate used by DBAG NY in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor. DBAG NY may make commercial loans or other loans at rates of interest at, above, or below its prime lending rate.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Qualifying Trust Preferred Securities” means the trust preferred securities issued on February 3, 1997 by the Borrower pursuant to the Indenture dated February 3, 1997 between the Borrower and The Chase Manhattan Bank.

“Qualifying Trust Preferred Securities Amount” means, at any time, the aggregate outstanding face amount of Qualifying Trust Preferred Securities at such time.

“Rating Level Change” means a change in the Moody’s Rating or the Standard & Poor’s Rating (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i) “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above A3 or the Standard & Poor’s Rating is at or above A-;

(ii) “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the Moody’s Rating is at or above Baa1 or the Standard & Poor’s Rating is at or above BBB+;

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(iii) “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which the Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB;

(iv) “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB-; and

(v) “Rating Level 5 Period” means each period other than a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period, and shall include each period during which neither the Moody’s Rating nor the Standard & Poor’s Rating shall be in effect;

and provided further that if the Moody’s Rating and the Standard & Poor’s Rating differ by more than one rating level, then the Rating Level Period shall be one Rating Level Period lower than the Rating Level Period resulting from the application of the higher of such ratings (for which purpose Rating Level Period 1 is the highest Rating Level Period and Rating Level 5 is the lowest Rating Level Period).

“RBC Ratio” of any Person means, at any time, the ratio of (i) “Total Adjusted Capital” of such Person to (ii) the amount equal to (x) “Authorized Control Level Risk-Based Capital” of such Person multiplied by (y) 2, as such terms are defined by the Insurance Regulatory Authority of the State in which such Person is incorporated, as amended from time to time. Using the annual SAP Financial Statements form prescribed by the NAIC Risk-Based Capital (RBC) for Insurers Model Act for the year ended December 31, 2006 (the “Convention Blank”), the RBC Ratio as of December 31, 2006 is equal to the quotient of (a) the amount that appears on line 27 on page 18 of the Convention Blank divided by (b) the amount equal to (x) the amount that appears on line 28 on page 18 of the Convention Blank multiplied by (y) 2.

“Reference Banks” means DBAG NY, Citibank, N.A., and JPMorgan Chase Bank, N.A.

“Register” has the meaning specified in Section 8.06(c).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reinsurance Agreement” shall mean any agreement, contract, treaty or other arrangement whereby other insurers assume insurance from the Borrower or any Insurance Subsidiary.

“Responsible Officer” of the Borrower means the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, or any Vice President of the Borrower.

“Reuters Page LIBOR01” means Reuters Page LIBOR01 or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks.

“SAP” means the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such

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Subsidiary, as the case may be, may sell, convey or otherwise transfer assets to any special purpose, bankruptcy-remote Subsidiary in a true sale transaction, provided that there shall be no recourse under any such securitization to the Borrower or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Property would constitute an unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard & Poor’s Debt Percentage” means, at any time and for any issuance of Hybrid Securities, a percentage equal to (a) 100% minus (b) the Standard & Poor’s Equity Percentage for such Hybrid Securities at such time.

“Standard & Poor’s Equity Percentage” means, at any time and for any issuance of Hybrid Securities, the percentage of such Hybrid Securities that are deemed to constitute equity, as determined in accordance with Standard & Poor’s methodology at such time.

“Standard & Poor’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, non-credit enhanced, long-term debt obligations then outstanding most recently announced by Standard & Poor’s.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary in connection with any Securitization Transaction that are customary in non-recourse securitization transactions of comparable assets.

“Statutory Statement” means, as to the Borrower or any Insurance Subsidiary, a statement of the condition and affairs of the Borrower or such Insurance Subsidiary, prepared in accordance with SAP, and filed with the applicable Insurance Regulatory Authority.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such first Person or by such first Person and one or more Subsidiaries of such first Person.

“Taxes” has the meaning specified in Section 2.13(a).

“Total Capitalization” means, at any time, the sum of (a) Total Debt plus (b) Net Worth.

“Total Debt” means, at any time, an amount equal to the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries determined on a Consolidated basis without duplication in accordance with GAAP, provided that solely for purposes of determining “Total

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Debt” the aggregate outstanding principal amount of Debt attributed to (i) the Qualifying Trust Preferred Securities shall be deemed to equal the Total Debt Percentage of the Qualifying Trust Preferred Securities Amount and (ii) all other Hybrid Securities shall be deemed to equal the amount obtained by summing the products obtained by multiplying the Hybrid Securities Amount for each issuance of Hybrid Securities by the Standard & Poor’s Debt Percentage for such Hybrid Securities.

“Total Debt Percentage” means, at any time, a percentage equal to

(a) 50% plus

(b) a percentage equal to (i) 0.50 multiplied by (ii) the Standard & Poor’s Debt Percentage at such time.

“Type” refers to whether a Loan is an ABR Loan or a Eurodollar Loan.

“Voting Shares” means, with respect to any Person at any time, Equity Interests entitling the holder thereof to vote generally in an election of directors or other individuals performing similar functions.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

                               SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

                               SECTION 1.03. Captions. The table of contents, captions, and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in

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GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 5.02, the Borrower will cause the last day of its fiscal year to be December 31.

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Loans.

(a)        The Lenders severally agree, on and subject to the terms and conditions of this Agreement, to make Loans to the Borrower (each a “Loan” and, collectively, the “Loans”) from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date in Dollars in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into an Assignment and Acceptance or an Assumption Agreement, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04(a) or increased pursuant to Section 2.04(c).

(b)       Each Borrowing and each Conversion or Continuation thereof (i) shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Loans of the same Type (and, if such Loans are Eurodollar Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.

(c)        Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.09(b) and reborrow under this Section 2.01.

SECTION 2.02. Making the Loans.

(a) (i) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Loans) or given not later than 11:00 A.M. (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of ABR Loans), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii)       Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in substantially the form of Exhibit A, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Loans, initial Interest Period for each such Loan.

(iii)      Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in immediately available funds, such Lender’s ratable portion of such Borrowing.

(iv)      After the Administrative Agent’s receipt of such funds and subject to fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

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(b)       Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)        Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement (and such Loan shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(d)       The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make a Loan on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights under this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

SECTION 2.03. Certain Fees.

(a)        Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the daily average unused amount of such Lender’s Commitment from the date hereof, or, in the case of any Lender becoming a party hereto pursuant to an Assignment and Acceptance or an Assumption Agreement, from the effective date specified in such Assignment and Acceptance or Assumption Agreement, until the Commitment Termination Date at a rate per annum equal to the Applicable Commitment Fee Rate. Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date and the date, if earlier, of termination of the Commitments.

(b)       Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent for the Administrative Agent’s own account an annual administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

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SECTION 2.04. Reduction, Extensions and Increase of the Commitments.

(a)	Commitment Reductions.

(i)        The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date of such Lender.

(ii)       The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Loans then outstanding; and provided further that each partial reduction shall be in an aggregate amount of $2,500,000 or an integral multiple of $1,000,000 in excess thereof. Once reduced or terminated, the Commitments may not be reinstated.
(b)	Commitment Extensions.

(i)        The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 55 days prior to the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”), request that the Commitment Termination Date be extended for an additional 364 days from the Existing Commitment Termination Date. The Borrower may make such an extension request only once.

(ii)       Each Lender, in its sole discretion, shall, by notice to the Administrative Agent given no later than the date (the “Consent Date”) 45 days prior to the Existing Commitment Termination Date, advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that does not agree to extension of the Commitment Termination Date (a “Non-Consenting Lender”) shall use its reasonable efforts promptly to so notify the Administrative Agent (which shall notify the other Lenders). Any Lender that does not notify the Administrative Agent on or before the Consent Date that it agrees to such extension shall be deemed to be a Non-Consenting Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)      The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.04(b) on or before the date 35 days prior to the Existing Commitment Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).

(iv)      The Borrower shall have the right before the Existing Commitment Termination Date to replace each Non-Consenting Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) reasonably acceptable to the Administrative Agent, each of which Additional Commitment Lenders shall have entered into an Assumption Agreement pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(v)       If (and only if) the total of the Commitments of the Lenders that have agreed so to extend the Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, (x) the Commitment Termination Date shall be

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extended to the date falling 364 days after the Existing Commitment Termination Date (or, if such date is not a Business Day, to the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement, and (y) the Commitment of each Non-Consenting Lender shall automatically terminate on the Existing Commitment Termination Date.

(vi)      Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section 2.04(b) shall be effective only if:

(x)       no Default or Event of Default shall have occurred and be continuing on the date of the notice requesting such extension or on the Existing Commitment Termination Date and the representations and warranties set forth in Section 4.01 shall be true and correct on and as of each of said dates as if made on and as of said dates; and

(y)       the Borrower shall have paid in full all amounts owing to each Non-Consenting Lender hereunder on or before the Commitment Termination Date of such Lender.

(c)        Commitment Increases. The Borrower shall have the right at any time, but in no event more than once in any consecutive twelve month period, to increase the aggregate Commitments in integral multiples of $10,000,000 but not to exceed an aggregate amount for all Commitments (after giving effect to such increase and including the aggregate amount of the Commitments in effect immediately prior to such increase) equal to (i) $200,000,000 minus (ii) the then aggregate amount of reductions in the Commitments pursuant to Section 2.04(a), by adding to this Agreement one or more Eligible Assignees (which may include any Lender (with the consent of such Lender)) (each such Eligible Assignee, an “Additional Lender”), with the approval of the Administrative Agent (not to be unreasonably withheld), each of which Additional Lenders shall have entered into an Assumption Agreement pursuant to which such Additional Lender shall undertake a Commitment (if any such Additional Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder) which such Commitment shall be in an amount at least equal to (i) for each Additional Lender that is not a Lender, $10,000,000 or a larger integral multiple of $1,000,000 and (ii) for each Additional Lender that is a Lender, an amount equal to the product of (A) such Lender’s proposed total increase in its Commitment and (B) such increase over the aggregate proposed increases of all the Lenders’ Commitments (but in no event shall such Lender’s Commitment be increased in an amount greater than its proposal), and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the “Increased Commitment Date”) such Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement. Notwithstanding the foregoing, the increase in the aggregate Commitments pursuant to this Section 2.04(c) shall be effective only if:

(i)        the Borrower shall have given the Administrative Agent notice requesting such increase at least fifteen Business Days prior to any such Increased Commitment Date;

(ii)       no Default or Event of Default shall have occurred and be continuing as of the date of the notice referred to in the foregoing clause (i) or on the Increased Commitment Date;

(iii)      if any Loan shall be outstanding on such Increased Commitment Date, the Borrower shall have borrowed Loans from each of the Additional Lenders on such Increased Commitment Date, and the Additional Lenders shall have made Loans to the Borrower (in the case of Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions of Section 2.12 requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) the Borrower in coordination with the Administrative Agent shall have taken such actions, including, if necessary, prepaying Loans held by the other Lenders (together with accrued

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interest thereon and any amounts owing pursuant to Section 8.04(c) as a result of such payment) in such amounts as may be necessary so that after giving effect to such Loans and prepayments the Loans (and Interest Period(s) of Eurodollar Loan(s)) shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments (as so increased); and

(iv)      the Administrative Agent shall have received evidence reasonably satisfactory to it that such increase, and the Borrower’s obligations with respect thereto, shall have been duly authorized.

SECTION 2.05. Repayment. The Borrower shall repay the full principal amount of each loan on the Commitment Termination Date.

SECTION 2.06. Interest.

(a)        Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)        ABR Loans. While such Loan is an ABR Loan, a rate per annum equal to the ABR in effect from time to time plus the Applicable Margin for ABR Loans as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such ABR Loan shall be Converted or paid in full.

(ii)       Eurodollar Loans. While such Loan is a Eurodollar Loan, a rate per annum for each Interest Period for such Loan equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each of the days which occur at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Loan shall be Continued, Converted or paid in full.

(b)       Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Borrower shall pay interest on:

(i)        the unpaid principal amount of each Loan owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)) at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable; provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Loan, such Loan shall forthwith be Converted to an ABR Loan bearing interest as aforesaid in this Section 2.06(b)(i); and

(ii)       the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on ABR Loans pursuant to Section 2.06(a)(i) above.

(c)          Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the

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Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

SECTION 2.07. Interest Rate Determinations; Changes in Rating Systems.

(a)        Each Reference Bank agrees, upon the request of the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (in accordance with the provisions set forth in the definition of “Eurodollar Rate” in Section 1.01 and to clause (c) below).

(b)       The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

(c)        If (1) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Loans and (2) the relevant rates do not appear on Reuters Page LIBOR01,

(i)        the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Loans for such Interest Period,

(ii)       each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(iii)      the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d)       If, with respect to any Eurodollar Loans, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i)        each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an ABR Loan, and

(ii)       the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e)        If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into ABR Loans.

(f)        Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor,

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Convert into a ABR Loan and (y) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended.

(g)       If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).

SECTION 2.08. Voluntary Conversion and Continuation of Loans.

(a)        Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type; provided that in the case of any such Conversion of a Eurodollar Loan into a ABR Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted, and (z) if such Conversion is into Eurodollar Loans, the duration of the initial Interest Period for each such Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)       Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation, Continue all or any portion of the outstanding Eurodollar Loans comprising part of the same Borrowing for one or more Interest Periods; provided that in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Loans to be Continued and (y) the duration of the initial Interest Period for the Eurodollar Loans subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments of Loans.

(a)        The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in clause (b) below.

(b)       The Borrower may, on notice given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed prepayment (in the case of an Eurodollar Loans) or given not later than 11:00 A.M. (New York City time) on the Business Day of the proposed prepayment (in the case of ABR Loans), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.10. Increased Costs.

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(a)        If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)       If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation Controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment or its Loans, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Loans or to fund or otherwise maintain Eurodollar Loans hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Loan of such Lender shall Convert into an ABR Loan at the end of the then current Interest Period for such Eurodollar Loan.

SECTION 2.12. Payments and Computations.

(a)        The Loans comprising each Borrowing shall be made pro rata among the Lenders according to the amounts of their respective Commitments. All payments of principal of and interest on the Loans shall be made for the pro rata account of the Lenders based on the respective outstanding principal amounts thereof, and all payments of Commitment Fees shall be made for the pro rata account of the Lenders according to the amounts of their respective Commitments.

(b)       The Borrower shall make each payment hereunder without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in Dollars and immediately available funds to the Administrative Agent at its address referred to in Section 8.02. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Commitment Fees ratably (subject to Sections 2.02(b), 2.10, 2.13 and 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance or Assumption Agreement and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance or Assumption Agreement, the Administrative Agent shall make all

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payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance or Assumption Agreement shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c)        All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Commitment Fee shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)       Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or Commitment Fee, as the case may be; provided however that if such extension would cause payment of interest on or principal of or interest on any Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes.

(a)        Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)       In addition, the Borrower agrees to pay any present or future transfer, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any

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payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)        The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, absent manifest error.

(d)       Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s). If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e)        Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender) and on the date of the Assignment and Acceptance or Assumption Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W8-BEN or W8-ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.13(a).

(f)        For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of clause (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) with respect to Taxes imposed by the United States; provided however that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)       Any Lender claiming any additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Set-Off; Sharing of Payments, Etc.

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(a)          Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by applicable law), to set off and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by such Lender or any Subsidiary, Affiliate, branch or agency thereof to or for the credit or account of the Borrower. Such Lender shall promptly provide notice to the Borrower of such set-off, provided, that failure by such Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, any other rights of set-off) that such Lender may have.

(b)         If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Section 2.02(b), 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.15. Right to Replace a Lender. If the Borrower is required to make any additional payment pursuant to Section 2.10 or 2.13 to any Lender or if any Lender’s obligation to make or Continue, or to Convert Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.11 (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.10 and 2.13.

SECTION 2.16. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

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(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.16 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.17. Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (each, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.06) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

ARTICLE 3

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Closing. The obligation of each Lender to make Loans hereunder is subject to the conditions precedent that (i) there shall not have occurred since December 31, 2006 and before the date hereof a Material Adverse Change, and (ii) the Administrative Agent shall have received the following, each (unless otherwise specified below) dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(a)        This Agreement, duly executed and delivered by the Borrower and each of the other parties hereto.

(b)       Certified copies of (x) the certificate of incorporation and by-laws of the Borrower, (y) the resolutions of the Board of Directors of the Borrower authorizing this Agreement and the transactions contemplated hereby, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c)        A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the documents to be delivered hereunder.

(d)       A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower.

(e)        A favorable opinion of Ropes and Gray LLP, special New York counsel to the Borrower, substantially in the form of Exhibit C-1, and a favorable opinion of the General Counsel of the Borrower, substantially in the form of Exhibit C-2.

(f)        A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit D.

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(g)       A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

(h)       Evidence that all consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Borrower of this Agreement have been obtained and remain in full force and effect.

(i)	(i) The audited Consolidated balance sheet and Consolidated statements of income and cash flows of the Borrower as at and for the fiscal year ended December 31, 2006;

(ii)       the unaudited Consolidated balance sheet and Consolidated statements of income and cash flows of the Borrower as at and for the three-month period ended March 31, 2007, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments); and

(iii)      the annual Statutory Statement of the Borrower and each Insurance Subsidiary for the fiscal year ended December 31, 2006, as filed with the applicable Insurance Regulatory Authority.

(j)        Evidence of payment by the Borrower of all documented fees and expenses of the Lenders, the Administrative Agent and the Arranger and of the expenses then due and payable under the Fee Letter or under Section 8.04, including the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the making of the Loans.

(k)       Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender may, through the Administrative Agent, reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)        the representations and warranties contained in Section 4.01 (not including the Excluded Representation) are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

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(b)       no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Borrower represents, warrants and agrees as follows:

(a)        (i)         The Borrower has heretofore furnished to each of the Lenders its audited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the fiscal year ended December 31, 2006, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP;

(ii)       the Borrower has heretofore furnished to each of the Lenders its unaudited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the three-month period ended March 31, 2007, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such three-month period, all in accordance with GAAP (subject to normal year-end audit adjustments);

(iii)      the Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of the Borrower and each Insurance Subsidiary for the fiscal year ended December 31, 2006, as filed with the applicable Insurance Regulatory Authority, and each such annual Statutory Statement presents fairly, in all material respects, the financial condition of the Borrower or such Insurance Subsidiary as at, and the results of operations for the fiscal year ended December 31, 2006, in accordance with SAP; and

(iv)	since December 31, 2006, there has been no Material Adverse Change.

(b)        There is no pending or threatened action, proceeding or investigation affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

(c)        The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing would reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted.

(d)       The Borrower and each of its Subsidiaries is in compliance with all federal, state and local laws and regulations (including, without limitation, all applicable environmental laws and ERISA) applicable to the Borrower, its Subsidiaries and their respective Properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

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(e)        All consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Borrower of this Agreement and the Notes have been obtained and remain in full force and effect.

(f)        This Agreement is, and each Note when duly executed and delivered pursuant to Section 2.17 will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(g)       The making and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s certificate of incorporation or by-laws, (ii) contravene any contractual restriction binding on the Borrower or (iii) violate any law, rule or regulation (including Regulations T, U or X), or any order, writ, judgment, injunction, decree, determination or award. The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for any such violation or breach which could not reasonably be expected to have a Material Adverse Effect.

(h)        Each of the Borrower and its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Properties material to its business, free and clear of all Liens, except Liens permitted under Section 5.03(b), and all such Properties are in good working order and condition, ordinary wear and tear excepted, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(i)        The Borrower and each of its Subsidiaries have paid and discharged all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except (i) any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Section 5.01(d) or (ii) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)        The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No portion of any Loan under this Agreement shall be used by the Borrower in violation of Regulations T, U or X. At the time of each Borrowing and after giving effect thereto, not more than 25 percent of the value of the assets (either of the Borrower or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to the restrictions in Section 5.03(b) and Section 5.03(d) consist of Margin Stock.

(k)       No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or would reasonably be expected to result in a liability to the Borrower or its ERISA Affiliates in excess of $10,000,000.

(l)        The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as defined in the Investment Company Act of 1940, as amended.

(m)       Schedule III hereto is a complete list of the Subsidiaries of the Borrower as of the date hereof, each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule III, and the percentage ownership by the Borrower of each such Subsidiary is as shown in said Schedule III.

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(n)        The Borrower will use the proceeds of the Loans only for the general corporate purposes (including to finance Acquisitions, subject to clause (j) above) of the Borrower and its Subsidiaries in the ordinary course of business (in compliance in all material respects with all applicable legal and regulatory requirements); provided that (i) neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds and (ii) no such proceeds shall be used directly or indirectly in connection with any Hostile Acquisition.

(o)       The Borrower is, and after giving effect to the making of each Loan and the use of proceeds thereof will be, Solvent.

(p)       All information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made. All financial projections that have been prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with the negotiation of this Agreement have been prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that such projections will be realized).

ARTICLE 5

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a)	Reporting Requirements. The Borrower will furnish to the Lenders:

(i)        as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such quarter and the related Consolidated statements of income and cash flows for such quarter, in each case setting forth in comparative form the corresponding figures from the corresponding quarter in the previous fiscal year, all prepared in conformity with GAAP and accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments);

(ii)       as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal year and the related Consolidated statements of income and cash flows for such fiscal year, setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of the

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date thereof and the Consolidated results of their operations for such year in conformity with GAAP, consistently applied;

(iii)      as soon as possible and in any event within five Business Days after the Borrower obtains knowledge of the occurrence of any Event of Default or Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)      within a reasonable time after filing thereof, copies of all registration statements (without exhibits) and all annual, quarterly and monthly reports (if any) filed by the Borrower with the Securities and Exchange Commission and promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(v)       promptly after the Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred with respect to which the liability or potential liability of the Borrower or any of its ERISA Affiliates exceeds or would reasonably be expected to exceed $10,000,000, a statement of a Responsible Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi)      promptly after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(vii)     promptly after filing with the applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower and each Insurance Subsidiary, the quarterly Statutory Statement the Borrower and such Insurance Subsidiary for such quarterly fiscal period;

(viii)    promptly after filing with the applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of the Borrower and each Insurance Subsidiary, the annual Statutory Statement of the Borrower and such Insurance Subsidiary (including, without limitation, management’s discussion and analysis) for such year;

(ix)      promptly upon the occurrence of any change in the Moody’s Rating or the Standard & Poor’s Rating, notice thereof;

(x)       promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(xi)      promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

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The Borrower will furnish to the Lenders at the time it furnishes its financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer setting forth reasonably detailed calculations demonstrating that the Borrower is in compliance with the covenants in Section 5.02.

(b)       Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c)        Corporate Existence, Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, (i) preserve and maintain all of its material rights, privileges, licenses and franchises, including all tradenames, patents and other intellectual property necessary for its business, except to the extent the failure to preserve and maintain the same would not reasonably be expected to have a Material Adverse Effect, and (ii) preserve and maintain its corporate existence, provided that nothing in this sentence shall prohibit any transaction expressly permitted under Section 5.03(c). The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, statutes, rules, regulations and orders, including, without limitation, ERISA and all applicable environmental laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and with the USA PATRIOT Act.

(d)       Maintenance of Properties, Etc. The Borrower will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all of its Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain, and cause each of its Subsidiaries to maintain, appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of the Borrower and its Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which the Borrower or such Subsidiary operates.

(e)        Keeping of Books. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

(f)        Visitation Rights. The Borrower will, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof (in each case at their own expense (except as described below) and subject to Section 8.12 hereof) to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors. In addition, at any time when an Event of Default has occurred and is continuing, the Borrower will, and will cause its Subsidiaries to, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their independent certified public accountants, and the Borrower will be

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responsible for the reasonable costs and expenses of the Administrative Agent and the Lenders and the agents and representatives thereof incurred in connection with this clause (f).

(g)       Use of Proceeds. The Borrower will use the proceeds of the Loans only for the general corporate purposes (including to finance Acquisitions, subject to Section 4.01(j) above) of the Borrower and its Subsidiaries in the ordinary course of business (in compliance in all material respects with all applicable legal and regulatory requirements); provided that (i) neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds and (ii) no such proceeds shall be used directly or indirectly in connection with any Hostile Acquisition.

SECTION 5.02. Financial Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a)        Minimum Net Worth. The Borrower will not permit Net Worth as of the last day of any fiscal quarter of the Borrower to be less than the sum of (i) $1,365,000,000 plus (ii) an amount equal to 50% of the Borrower’s Consolidated net income (if positive) for such fiscal quarter and for each prior fiscal quarter of the Borrower ending after the Closing Date plus (iii) an amount equal to 50% of the aggregate Net Proceeds of any Equity Issuances made after the Closing Date.

(b)       RBC Ratio. The Borrower will not permit the RBC Ratio of either HIC or CIC as of the last day of any fiscal quarter of the Borrower to be less than 175%.

(c)        Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Borrower to be greater than 35%.

SECTION 5.03. Negative Covenants. So long as any principal of or interest on any Loan or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower covenants and agrees that:

(a)        Financial Debt. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Financial Debt, except:

(i)	Financial Debt created hereunder;

(ii)       Financial Debt existing on the date hereof and set forth in Schedule II and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof;

(iii)      Financial Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; and

(iv)	Financial Debt incurred pursuant to Securitization Transactions.

(v)       Financial Debt in respect of capitalized lease obligations, synthetic lease obligations or secured by purchase money security interests, provided that the aggregate principal amount of Financial Debt permitted by this clause (v) shall not exceed $100,000,000 at any time outstanding;

(vi)      Guaranties by the Borrower of Financial Debt incurred by its Subsidiaries otherwise permitted under this Section 5.03(a);

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(vii)	Financial Debt in respect of Hybrid Securities;

(viii)    Financial Debt in respect of other subordinated securities of the Borrower so long as (a) the obligations of the Borrower thereunder are unsecured and fully subordinated as to payment and performance in all respects to all of the obligations of the Borrower under this Agreement, (b) no Subsidiary of the Borrower has any obligations thereunder and (c) such other subordinated securities do not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest thereon, and in any event is not payable, falling due or capable of falling due, prior to at least 91 days after the Commitment Termination Date, provided that the Borrower shall be permitted to make cash interest payments pursuant to the terms of such other subordinated securities so long as (x) no payment Default or Event of Default has occurred and is continuing and (y) the interest rate in respect thereof shall be based on prevailing market rates at the time of issuance of such other subordinated securities; and

(ix)      Financial Debt in addition to the foregoing, provided that the aggregate principal amount of Financial Debt permitted by this clause (ix) shall not exceed $100,000,000 at any time outstanding.

(b)       Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens.

(c)        Mergers, Etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the Property (whether now owned or hereafter acquired) of the Borrower or such Material Subsidiary to, any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Material Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Material Subsidiary and (iii) any Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(d)       Disposition of Assets. The Borrower will not, and will not permit any of its Material Subsidiaries to, sell, lease, transfer or otherwise dispose of any substantial part of its Property, or grant any option or other right to purchase, lease or otherwise acquire any such Property, except (i) sales of inventory in the ordinary course of its business, (ii) sales of assets which are not material to the operation of the Borrower or are no longer used or useful in connection with the operation of the Borrower, (iii) transfers of Property by any Material Subsidiary of the Borrower to the Borrower or any Material Subsidiary of the Borrower or (iv) dispositions pursuant to Securitization Transactions.

(e)        Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate.

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(f)        Line of Business. The Borrower will not, and will not permit any of its Subsidiaries to, make any material change in the nature or conduct of the business of the Borrower or such Subsidiary as conducted on the date hereof.

(g)       Anti-dividend-block. Except to the extent required by applicable law, statute, rule, regulation, order or agreement with regulators, the Borrower will not permit any of its Subsidiaries to agree to or have in effect any contractual restriction on the payment of dividends or the making of other distributions to the Borrower.

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or any Commitment Fee or any other amount payable hereunder when due and such failure remains unremedied for three Business Days; or

(b)       Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)        (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a)(iii), 5.01(c)(ii), 5.01(g), 5.02 or 5.03; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)       The Borrower or any of its Subsidiaries shall fail to pay any principal of any Debt (other than Debt hereunder) which is outstanding in an aggregate principal amount of at least $10,000,000, or its equivalent in other currencies (in this clause (d) called “Material Debt”), when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material Debt, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

(e)        The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

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(f)        In connection with the actual or alleged insolvency of the Borrower or any Insurance Subsidiary, any Insurance Regulatory Authority shall appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a “conservator”) for the Borrower or such Insurance Subsidiary, or cause possession of all or any substantial portion of the Property of the Borrower or such Insurance Subsidiary to be taken by any conservator; or

(g)       Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)       An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(i)	There shall occur a Change in Control;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts whatsoever payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) above or with respect to the Borrower or any Insurance Subsidiary of the kind referred to in clause (f) above, (A) the Commitments shall automatically terminate and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for

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any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto; and (v) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. DBAG NY and Affiliates. With respect to its Commitment and the Loans made by it, DBAG NY shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include DBAG NY in its individual capacity. DBAG NY and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if DBAG NY were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, liabilities, penalties, judgments, costs, expenses and disbursements (including fees and disbursement of counsel) of any kind or nature whatsoever, that may be imposed on, incurred by or asserted against the Administrative Agent in any way arising out of or relating to this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, except to the extent any of the foregoing results from the Administrative Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or

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the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. Arranger, Etc. The Arranger, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement, in their capacities as such, shall have no obligation, liability or responsibility hereunder.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase the Commitment of any Lender or subject it to any additional obligations, (b) reduce the principal of, or interest on, any Loan or any fee or other amounts payable hereunder or (c) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fee or other amount payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01 or 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 8.02. Notices, Etc. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment, as follows:

(a)  if to the Borrower, to The Hanover Insurance Group, Inc., Attention: Charles F. Cronin (Telecopy No. 508-926-1693), email: ccronin@hanover.com;

(b)  if to the Administrative Agent, to Deutsche Bank AG New York Branch, Attention: Loan Operations, Mary Hong (Telecopy No. 201-593-2307), email: mary.hong@db.com.

(c)  if to any other Lender, to it at its address (or telecopy number or email) set forth in its Administrative Questionnaire.

Any party hereto may change its address (street or email) or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto

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in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a)          The Borrower agrees to pay and reimburse on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, and administration of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any, incurred by the Administrative Agent or any Lender in connection with any waiver, modification or enforcement of this Agreement and the other documents to be delivered hereunder, including, without limitation, the fees, disbursements and other charges of counsel for the Administrative Agent.

(b)         The Borrower agrees to indemnify the Administrative Agent, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all losses, damages, liabilities, penalties, judgments, costs, expenses and disbursements (including fees and disbursements of counsel), of any kind or nature whatsoever, joint or several, that may be imposed on, incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or relating to this Agreement or any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent any of the foregoing results from such Indemnified Party’s gross negligence or willful misconduct as determined in a judgment by a court of competent jurisdiction. The Borrower agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c)          If (i) any payment of principal of, or Conversion or Continuation of, any Eurodollar Loan is made other than on the last day of an Interest Period for such Loan as a result of any optional or mandatory prepayment, acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason whatsoever, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

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SECTION 8.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Assignments and Participations.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that

(i)  except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)  any assignment of a Commitment must be approved by the Administrative Agent (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender with a Commitment or an Affiliate of such Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the Effective Date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 8.04 with respect to facts and circumstances occurring prior to such Effective Date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address specified in Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 8.01 that affects such Participant or any thereof described in the second proviso of Section 8.01. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04(c) as though it were a Lender.

(e)  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)  Certain Pledges. Any Lender, without the consent of the Borrower or the Administrative Agent may at any time grant security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations

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to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

SECTION 8.07. Governing Law; Submission to Jurisdiction.

(a)  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Submission to Jurisdiction. The Borrower irrevocably submits, for itself and its Property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the Borrower irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its Properties in the courts of any jurisdiction.

(c)  Waiver of Venue. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) above. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. The Borrower agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for the Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York  10011, or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower; provided, that if the Process Agent ceases to act as the Borrower’s agent for service of process, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, promptly appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as the Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart hereof may be executed and delivered via telecopier, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

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SECTION 8.10. Survival. The obligations of the Borrower under Sections 2.02(b), 2.10, 2.13 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

SECTION 8.11. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees that it will maintain in confidence and will not disclose, publish or disseminate any confidential information designated as such by the Borrower which it has or shall acquire in connection herewith relating to the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, except that such information may be disclosed if and to the extent that: (a) such information is in the public domain at the time of disclosure except as a result of a breach of this paragraph by the disclosing party; (b) such information is required to be disclosed by subpoena or similar process of applicable law or regulations, provided that such Person agrees that it will, to the extent permissible and practicable, give the Borrower prompt notice of such disclosure; (c) such information is requested to be disclosed to any regulatory or administrative body, commission or self-regulatory body to whose jurisdiction it may be subject or that reasonably claims authority to regulate or oversee any aspect of its business or that of any of its affiliates; (d) such information is disclosed to counsel, auditors or other professional advisors to such Person, and to any affiliates of such Person, and to its and its affiliates’ respective partners, directors, officers, employees, agents and other representatives, provided that such counsel, auditors, advisors, affiliates, partners, directors, officers, employees, agents, advisors and other representatives are advised to keep such information confidential as set forth herein; (e) such information is disclosed in connection with any litigation or dispute between it and the Borrower concerning this Agreement, so long as the person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth in this Section 8.12; (f) such information is disclosed to any other party hereto; (g) such information is disclosed, subject to an agreement containing provisions substantially the same as those in this Section 8.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder; and (h) such information is disclosed with the consent of the Borrower.

SECTION 8.13. No Fiduciary Relationship. The Borrower acknowledges that neither any Lender nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.

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SECTION 8.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

THE HANOVER INSURANCE GROUP, INC.

By__________________________

Name:

Title:

Administrative Agent

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

By__________________________

Name:

Title:

By__________________________

Name:

Title:

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Lenders

DEUTSCHE BANK AG NEW YORK BRANCH

By____________________________

Name:

Title:

By__________________________

Name:

Title:

BANK OF AMERICA, N.A.

By____________________________

Name:

Title:

CITIBANK, N.A.

By____________________________

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By____________________________

Name:

Title:

SOVEREIGN BANK

By____________________________

Name:

Title:

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CITIZENS BANK OF MASSACHUSETTS

By____________________________

Name:

Title:

FIFTH THIRD BANK

By____________________________

Name:

Title:

SOCIETE GENERALE

By____________________________

Name:

Title:

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ANNEX I

Pricing Grid

		Leverage Ratio less than 15%	Leverage Ratio greater than or equal to 15% but less than 20%	Leverage Ratio greater than or equal to 20% but less than 25%	Leverage Ratio greater than or equal to 25% but less than 30%	Leverage Ratio greater than or equal to 30%
Rating Level 1 Period	Applicable Commitment Fee Rate Applicable Margin (Eurodollar Loans)	0.070% 0.350%	0.070% 0.350%	0.080% 0.400%	0.080% 0.400%	0.080% 0.400%
Rating Level 2 Period	Applicable Commitment Fee Rate Applicable Margin (Eurodollar Loans)	0.070% 0.350%	0.080% 0.400%	0.080% 0.400%	0.100% 0.450%	0.100% 0.450%
Rating Level 3 Period	Applicable Commitment Fee Rate Applicable Margin (Eurodollar Loans)	0.080% 0.400%	0.080% 0.400%	0.100% 0.450%	0.100% 0.450%	0.125% 0.550%
Rating Level 4 Period	Applicable Commitment Fee Rate Applicable Margin (Eurodollar Loans)	0.080% 0.400%	0.100% 0.450%	0.100% 0.450%	0.125% 0.550%	0.125% 0.550%
Rating Level 5 Period	Applicable Commitment Fee Rate Applicable Margin (Eurodollar Loans)	0.100% 0.450%	0.100% 0.450%	0.125% 0.550%	0.125% 0.550%	0.150% 0.750%

Each change in the Applicable Commitment Fee Rate or the Applicable Margin resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change, and each change in the Applicable Commitment Fee Rate or the Applicable Margin resulting from a change in the Leverage Ratio shall be effective immediately upon such change.

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SCHEDULE I

Lenders and Commitments
Lender	Commitment
Deutsche Bank AG New York Branch	$25,000,000
Bank of America, N.A.	$20,000,000
Citibank, N.A.	$20,000,000
JPMorgan Chase Bank, N.A.	$20,000,000
Sovereign Bank	$20,000,000
Citizens Bank of Massachusetts	$15,000,000
Fifth Third Bank	$15,000,000
Societe Generale	$15,000,000
TOTAL:	$150,000,000

Schedule I

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SCHEDULE II

Existing Debt; Existing Liens

1.	7 5/8% Senior Debentures due 2025, issued under the Indenture dated October 16, 1995 between the Borrower and State Street Bank and Trust -- $199.5 million outstanding as of March 31, 2007.
2.

8.207% Trust Originated Preferred Security due 2027, issued under the Indenture dated February 3, 1997 between the Borrower and The Chase Manhattan Bank -- $300.0 million outstanding as of March 31, 2007.

3.	Guarantee of the liquidation amount of the 8.207% Trust Originated Preferred Security due 2027.
4.	$14.2 million Euro GIC Swap with a maturity date of April 12, 2011.
5.	$18.4 million GIC (Equity) Swap with a maturity date of August 10, 2008.

Schedule II

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SCHEDULE III

Direct and Indirect Subsidiaries of the Borrower*

I.	The Hanover Insurance Group, Inc. (Delaware) (the “Borrower”)
	A.	Opus Investment Management, Inc. (Massachusetts)
		a.	The Hanover Insurance Company (New Hampshire)
		1.	Citizens Insurance Company of America (Michigan)
		a.	Citizens Management Inc. (Delaware)
		2.	AMGRO, Inc. (Massachusetts)
		a.	Lloyds Credit Corporation (Massachusetts)
		b.	AMGRO Receivables Corporation (Delaware)
		3.	Allmerica Financial Benefit Insurance Company (Michigan)
		4.	Allmerica Plus Insurance Agency, Inc. (Massachusetts)
		5.	The Hanover American Insurance Company (New Hampshire)
		6.	Hanover Texas Insurance Management Company, Inc. (Texas)
		7.	Citizens Insurance Company of Ohio (Ohio)
		8.	Citizens Insurance Company of the Midwest (Indiana)
		9.	The Hanover New Jersey Insurance Company (New Hampshire)
		10.	Massachusetts Bay Insurance Company (New Hampshire)
		11.	Allmerica Financial Alliance Insurance Company (New Hampshire)
		12.	Hanover Acquisition Corp. (Michigan)
		b.	Citizens Insurance Company of Illinois (Illinois)
	B.	First Allmerica Financial Life Insurance Company (Massachusetts)
	C.	Allmerica Funding Corp. (Massachusetts)
	D.	VeraVest Investments, Inc. (Massachusetts)
	E.	AFC Capital Trust I (Delaware)
	F.	AAM High Yield Fund, L.L.C. (Massachusetts)[1]
	G.	Hanover Lloyds’ Insurance Company (Texas)[2]
	H.	Allmerica Securities Trust (Massachusetts) [3]
	I.	Opus Investment Trust (Massachusetts) [3]

* Each of the subsidiaries of The Hanover Insurance Group, Inc. listed in A-E above is 100%-owned by its parent company.

1 AAM High Yield Fund, L.L.C. is an investment fund initially established for the benefit of First Allmerica Financial Life Insurance Company. It is 100%-owned by First Allmerica Financial Life Insurance Company, The Hanover Insurance Company, and Citizens Insurance Company of America.

2 Hanover Lloyds’ Insurance Company is an affiliated Lloyd’s plan company 100%-owned by underwriters for the benefit of The Hanover Insurance Company. The controlling underwriters are all employees of The Hanover Insurance Group, Inc.

3 Affiliated investment trusts, the trustees of which are officers of The Hanover Insurance Group, Inc.

Schedule III

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EXHIBIT A

NOTICE OF BORROWING

Deutsche Bank AG, New York Branch as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

________ __, 20__

Ladies and Gentlemen:

The undersigned, The Hanover Insurance Group, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of June 21, 2007 (as from time to time amended, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is ___________ __, _____.

(ii)           The Type of Loans initially comprising the Proposed Borrowing is [ABR Loans] [Eurodollar Loans].

(iii)	The aggregate amount of the Proposed Borrowing is $___________.

[(iv)           The initial Interest Period for each Loan made as part of the Proposed Borrowing is ______ month[s]][For Eurodollar Loans Only].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)        the representations and warranties contained in Section 4.01 (not including the Excluded Representation) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)       no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or, to the best of the undersigned’s knowledge, a Default.

Very truly yours,

THE HANOVER INSURANCE GROUP, INC.

By__________________________

Title:

Exhibit A

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EXHIBIT B-1

ASSIGNMENT AND ACCEPTANCE

Dated ________ __, 20__

Reference is made to the Credit Agreement dated as of June 21, 2007 (as from time to time amended, the “Credit Agreement”) among The Hanover Insurance Group, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Deutsche Bank AG New York Branch as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

_____________ (the “Assignor”) and _____________ (the “Assignee”) agree as follows:

1.         The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Commitment, the Loans owing to the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth in Schedule 1. Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2.         The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.         The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or

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such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

4.         Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5.         Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.         Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Commitment Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.         This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

_________________________

1 If the Assignee is organized under the laws of a jurisdiction outside the United States.

Assignment and Acceptance

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By______________________________

Title:

[NAME OF ASSIGNEE], as Assignee

By______________________________

Title:

Domestic Lending Office:

Eurodollar Lending Office:

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this ____ day

     of _______, 20__

DEUTSCHE BANK AG NEW YORK BRANCH, as

     Administrative Agent

By_____________________

     Title:

By_____________________

     Title:

CONSENTED TO:

THE HANOVER INSURANCE GROUP, INC.

By_____________________

     Title:

Assignment and Acceptance

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SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Percentage assigned to Assignee	_______________%
Assignee’s Commitment	$______________

Aggregate outstanding principal

amount of Loans assigned	$______________

Effective Date (if other than

     date of acceptance by

Administrative Agent)*	_________ __, 20__

Schedule 1 to Assignment and Acceptance

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EXHIBIT B-2

ASSUMPTION AGREEMENT

Dated ________ __, 20__

Reference is made to the Credit Agreement dated as of June 21, 2007 (as from time to time amended, the “Credit Agreement”) among The Hanover Insurance Group, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Deutsche Bank AG New York Branch as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The Borrower and _____________ (the “Additional Lender”) agree as follows:

1.         The Additional Lender proposes to become an Additional Lender pursuant to Section [2.04(b)][2.04(c)] of the Credit Agreement and, in that connection, hereby agrees with the Administrative Agent and the Borrower that it shall become a Lender for all purposes of the Credit Agreement on the date contemplated by said Section [2.04(b)][2.04(c)] with a Commitment in the amount of $__________.

2.         The Additional Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Borrower or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Additional Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Additional Lender under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

3          Following the execution of this Assumption Agreement by the Borrower and the Additional Lender, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assumption Agreement shall be the date of acceptance

_________________________

1 If the Additional Lender is organized under the laws of a jurisdiction outside the United States.

Assumption Agreement

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thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

4.         Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Additional Lender shall be a party to the Credit Agreement and, to the extent provided in this Assumption Agreement, have the rights and obligations of a Lender thereunder.

5.         Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Commitment Fee with respect thereto) to the Additional Lender. The Borrower and Additional Lender shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

6.         This Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Assumption Agreement

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IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE HANOVER INSURANCE GROUP, INC., as Borrower

By_____________________

Title:

[NAME OF ADDITIONAL LENDER], as Additional Lender

By______________________________

Title:

Domestic Lending Office:

Eurodollar Lending Office:

*	This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this ____ day

    of _______, 20__

DEUTSCHE BANK AG NEW YORK BRANCH, as

    Administrative Agent

By_____________________

    Title:

By_____________________

    Title:

Assumption Agreement

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SCHEDULE 1

to

ASSUMPTION AGREEMENT

Additional Lender’s Commitment	$______________

Effective Date (if other than

     date of acceptance by

Administrative Agent)*	________ __, 20__

Schedule 1 to Assumption Agreement

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EXHIBIT C-1

[Form of Opinion of Special New York Counsel to the Borrower]

June __, 2007

To the Lenders party to the

Credit Agreement referred to

below on the date hereof

Deutsche Bank AG New York Branch

as Administrative Agent and a Lender

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Credit Agreement, dated as of June 21, 2007 (the “Credit Agreement”), among The Hanover Insurance Group, Inc., a Delaware corporation (the “Borrower”), the lenders thereto (the “Lenders”), and Deutsche Bank AG New York Branch as administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

We have acted as counsel to the Borrower. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Borrower, public officials and other appropriate persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Agreement.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America (collectively, the “Covered Laws”).

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.           The Borrower (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority under the General Corporation Law of the State of Delaware to own its property and assets, to conduct the business in which it is engaged, to execute and deliver the Credit Agreement and to perform its obligations thereunder.

2.           The making and performance by the Borrower of, and the incurrence by the Borrower of liabilities under, the Credit Agreement has been duly authorized by all necessary corporate action on the part of the Borrower.

3.           The Credit Agreement has been duly executed and delivered by the Borrower.

4.           The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or

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at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

5.           The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations thereunder will not violate, or require the repurchase of securities under, its governing documents.

6.           The execution and delivery by the Borrower of the Credit Agreement and the performance of its obligations thereunder, (a) will not violate any Covered Laws, (b) will not result in a breach or violation of, or constitute a default under, any decree, order or judgment of any court or governmental body or other regulatory authority, bureau, agency or official and (c) will not result in a breach or violation of, or constitute a default under, any agreement or instrument listed on Schedule 1 hereto.

7.           Under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Borrower in connection with the execution and delivery of the Credit Agreement or the performance by the Borrower of its obligations thereunder.

8.           The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.           The making of the loans under the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Agreement providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Credit Agreement which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, or which constitutes a penalty or forfeiture, or (iii) the enforceability of any provision which provides for conclusive presumptions or determinations, non-effectiveness of oral modifications, confession of judgment, powers of attorney, waiver of or consent to service of process and venue, waiver of offset or defenses, or judgment currency.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of its participants and assignees permitted by the Credit Agreement. This opinion may not be relied upon for any other purpose or by any other Person, without our prior written consent.

Very truly yours,

Opinion of Special New York Counsel to the Borrower

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SCHEDULE 1

1.	Indenture dated October 16, 1995 between the Borrower and State Street Bank and Trust.
2.	Indenture dated February 3, 1997 between the Borrower and The Chase Manhattan Bank.
3.	Form of Global Debenture filed on March 16, 2006 between the Borrower and U.S. Bank National Association (as successor to State Street Bank and Trust Company)

Opinion of Special New York Counsel to the Borrower

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EXHIBIT C-2

[Form of Opinion of Vice President, Group Counsel and Secretary to the Borrower]

June __, 2007

To the Lenders party to the

Credit Agreement referred to

below on the date hereof

Deutsche Bank AG New York Branch

as Administrative Agent and a Lender

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Credit Agreement, dated as of June 21, 2007 (the “Credit Agreement”), among The Hanover Insurance Group, Inc., a Delaware corporation (the “Borrower”), the lenders thereto (the “Lenders”), and Deutsche Bank AG New York Branch as administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

I am the Vice President, Group Counsel and Secretary of the Borrower. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and records and have made such investigation of fact and such examination of law as I have deemed appropriate in order to enable me to render the opinions set forth herein. In conducting such investigation, I have relied, without independent verification, upon certificates of officers of the Borrower, public officials and other appropriate persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Agreement.

The opinions expressed herein are limited to matters governed by the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America (collectively, the “Covered Laws”).

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, I am of the opinion that (i) the execution and delivery by the Borrower of the Credit Agreement and the performance of its obligations thereunder will not result in a breach or violation of, or constitute a default under, any agreement or instrument binding upon the Borrower or its Subsidiaries or any of their respective properties and (ii) to my knowledge, the Borrower is not a party to any action, suit or proceeding which places in question the validity or enforceability of, or seeks to enjoin the performance of, the Credit Agreement.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of its participants and assignees permitted by the Credit Agreement. This opinion may not be relied upon for any other purpose or by any other Person, without my prior written consent.

Very truly yours,

Charles F. Cronin

Vice President, Group Counsel and Secretary

Opinion of General Counsel to the Borrower

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EXHIBIT D

[Form of Opinion of Special New York

Counsel to the Administrative Agent]

June __, 2007

To the Lenders party to the

Credit Agreement referred to

below

Deutsche Bank AG New York Branch, as Administrative Agent:

We have acted as special New York counsel to Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), in connection with the Credit Agreement dated as of June 21, 2007 (the “Credit Agreement”) among The Hanover Insurance Group, Inc. (the “Borrower”), the lenders named therein and the Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $150,000,000 (as the same may be increased pursuant to Section 2.04(c) of the Credit Agreement). Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 3.01(f) of the Credit Agreement.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement or in certificates delivered by or on behalf of the Borrower pursuant thereto. We have also assumed that:

(i)

the Credit Agreement has been duly authorized, executed and delivered by, and (except to the extent set forth below, as to the Borrower) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto;

(ii)	all signatories to the Credit Agreement have been duly authorized; and
(iii)	all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

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(a)       The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(b)      The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(c)       We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 2.14 of the Credit Agreement, (iii) the first sentence of Section 8.07(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement and (iv) the waiver of inconvenient forum set forth in Section 8.07(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion as to any law or regulation relating to insurance.

Opinion of Special New York Counsel to the Administrative Agent

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This opinion letter is, pursuant to Section 3.01(f) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Administrative Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/RMG

Opinion of Special New York Counsel to the Administrative Agent

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